Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact:	Dennis Gershenson, President & CEO	FOR IMMEDIATE RELEASE
PHONE: FAX:	or Richard Smith, CFO (248) 350-9900 (248) 350-9925

RAMCO-GERSHENSON APPOINTS THOMAS LITZLER AS EXECUTIVE VICE PRESIDENT OF DEVELOPMENT AND NEW
BUSINESS INITIATIVES

FARMINGTON HILLS, Mich., February 27, 2006 – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today the appointment of Mr. Thomas Litzler to Executive Vice President Development and New Business Initiatives. As a key member of the Ramco management team, Mr. Litzler will oversee the development of new shopping centers and the introduction of innovative business initiatives to improve bottom line performance.

“We are very excited to have someone with Tom’s knowledge, experience and abilities on board,” said Dennis Gershenson, President and Chief Executive Officer. “Tom has over twenty years of experience in the real estate industry and has proven himself as a strong and capable leader. His presence will help expand our shopping center development velocity as well as complement our other core business disciplines.”

Mr. Litzler earned a Bachelor of Arts degree from the College of Wooster in Ohio as well as an MBA from the University of Michigan. Mr. Litzler will conduct business from Ramco-Gershenson’s corporate office located in Farmington Hills, Michigan.

Ramco-Gershenson Properties Trust has a portfolio of 78 shopping centers totaling approximately 17.4 million square feet of gross leasable area, consisting of 77 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company’s filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company’s properties are located, the performance of tenants at the Company’s properties as well as other factors.

For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website at www.rgpt.com

*******